Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-226383

$700,000,000

1.10% First and Refunding Mortgage Bonds,

Series 2021E, Due 2024

SUMMARY OF TERMS

Security:	1.10% First and Refunding Mortgage Bonds, Series 2021E, Due 2024 (the “Series 2021E Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$700,000,000

Expected Ratings of Securities*:	A3/ A- / BBB+ (Stable / Negative / Stable) (Moody’s / S&P / Fitch)

Trade Date:	March 24, 2021

Settlement Date**:	April 1, 2021 (T + 6)

Maturity:	April 1, 2024

Benchmark US Treasury:	0.250% due March 15, 2024

Benchmark US Treasury Price:	99-27 1⁄4

Benchmark US Treasury Yield:	0.300%

Spread to Benchmark US Treasury:	T + 80 bps

Reoffer Yield:	1.100%

Coupon:	1.10%

Coupon Payment Dates:	April 1 and October 1

First Coupon Payment Date:	October 1, 2021

Public Offering Price:	100.00%

Optional Redemption:

Series 2021E Bonds may not be redeemed prior to April 1, 2023.

Callable at any time on or after April 1, 2023, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400HB2 / US842400HB27

Joint Book-running Managers:

Barclays Capital Inc. (“Barclays”)

BNP Paribas Securities Corp. (“BNP PARIBAS”)

Mizuho Securities USA LLC (“Mizuho”)

MUFG Securities Americas Inc. (“MUFG”)

BMO Capital Markets Corp.

Truist Securities, Inc.

Co-managers:	Apto Partners, LLC Bancroft Capital, LLC CastleOak Securities, L.P. C.L. King & Associates, Inc. Guzman & Company Stern Brothers & Co.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2021E Bonds on the Trade Date or on the next three succeeding business days will be required, by virtue of the fact that the Series 2021E Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Barclays, BNP PARIBAS, Mizuho or MUFG can arrange to send you the prospectus if you request it by calling Barclays at 1-888-603-5847, BNP PARIBAS at 1-800-854-5674, Mizuho at 1-866-271-7403 or MUFG at 1-877-649-6848.